EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This agreement is between Roomlinx Inc., a Nevada corporation (“Employer”or “Company”) and Edouard Garneau (“Employee”), and shall be effective as of October 1st 2010 (the “Effective Date”).

1.           Appointment.  Employer hereby employs Employee and Employee agrees to serve as Employer’s Chief Financial Officer or in such additional or alternative position(s) as Employer’s Chairman of the Board (the “Chairman”) or Board of Directors (the “Board”) shall in their sole discretion designate from time to time, whether for Employer and/or any subsidiary, affiliate or corporate parent. Employee may terminate his employment with Employer for Good Reason if Employer fails to remedy substantially, within 30 days of receiving written notice from Employee of the existence of Good Reason, the conditions underlying or giving rise to Good Reason.  For purposes of this paragraph, “Good Reason” shall exist if, without Employee’s consent: (i) Employer materially reduces Employee’s compensation during the term of this Agreement, other than as part of an across-the board salary and/or benefits reduction that applies generally to all of Employer senior executives; (ii) Employer relocates Employee’s principal work site to a site outside the greater Denver metropolitan area; or (iii) Employer materially reduces Employee’s reporting relationship or day-to-day duties and responsibilities.  If Employee terminates his employment for Good Reason as specified in this paragraph, the termination shall for all purposes be treated as a termination by Employer without cause pursuant to paragraph 10(b) below.  Employee shall at all times faithfully and to the best of his abilities and experience, and in accordance with the standards and ethics of the business in which Employer is engaged, perform all duties that may be required of him by this agreement, Employer policies and procedures, and the directives of the Board and the Chairman of Employer and/or any subsidiary, affiliate or corporate parent.

2.           Salary, Salary Review and Bonus.  Employee’s starting base salary shall be $150,000per year, payable in equal installments in accordance with Employer’s standard payroll practice, less customary or legally required withholdings and any setoffs necessary to satisfy any debt owed by Employee to Employer.  Employer may, in its sole discretion, increase Employee’s base salary, as and when Employer deems appropriate.  Employer’s Compensation Committee shall, no less frequently than annually, consider Employee’s eligibility for payment of a bonus based on Employee’s performance, as, when, and in an amount determined by the Compensation Committee and/or Board in its sole discretion. Both parties agree that, assuming his full achievement of all relevant performance criteria and any milestones established by the Compensation Committee and/or Board and agreed to by Employee, Employee shall have a target bonus of at least 100% of his base salary specified above and that the Compensation Committee shall consider this target bonus when determining the amount of Employee’s bonus per year.

Stock Options. Employer shall grant Employee incentive stockoptions to purchase 40,000 shares of Employer’s common stock (the “Options”) at an exercise price equal to the Company’s common stock price at close of business on the Effective Date. The Options shall vest equally over a 3 year period, and shall be subject to the terms and conditions of the Stock Option Agreements and the Employer Stock Option and Incentive Plan (the “Plan”), the terms of which shall take precedence over any conflicting term of this agreement unless such term is specifically incorporated by reference into the Plan or the Stock Option Agreements.

3.           Fringe benefits.

  Insurance. Employee and his dependents shall be eligible for coverage under the group insurance plans made available from time to time to Employer’s executive employees.  The premiums for the coverage of Employee and his dependents under that plan shall be paid in full by the Company.

  a.           Expenses. Subject to Employer’s policies and procedures for the reimbursement of business expenses incurred by its executive employees, Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of his duties under this agreement.

  b.           Miscellaneous benefits.  Employee shall receive all material fringe benefits that Employer may from time to time offer generally to its other executive employees.

  c.           Liability Insurance.  Employer shall provide Employee with insurance relating to the performance of his duties for Employer (such as Dirctors & Officers Liability Insurance) to the same extent such insurance is provided to Employer’s other Executive Officers.

4.           Paid Leave.

  a.           Vacation.  Employee shall be entitled to at least 20 days of vacation per calendar year. Upon termination of Employee’s employment, Employer shall pay Employee the cash value of the prorated portion of his vacation entitlement during the year of termination, less the value of the vacation time used during that year.    Paid vacation is a benefit of time, not money; therefore, Employee shall not be entitled to payment in lieu of taking earned vacation time, except on termination of Employee’s employment with Employer.

  b.           Sick leave and Holidays.  Employee shall receive paid sick leave and holidays under the guidelines for such leave applicable from time to time to Employer’s executive employees.

5.           Source of Payments.  All payments to be made to Employee under this agreement shall be paid from Employer’s general funds.  No special or separate fund shall be established and no other segregation of assets shall be made to assure payment.  Neither this agreement nor any action taken hereunder shall be construed to create a trust of any kind.  To the extent that any person has any right to receive payments from Employer under this agreement, that right shall be no greater that the right of any unsecured creditor of Employer.

8.           Unfair Competition.

  a.           Covenants.  During Employee’s employment with Employer and for a period of one year after termination of that employment (the “Noncompetition Period”), Employee shall not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with Employer or its subsidiaries anywhere in the United States of America (the “Protected Region”) in any line of business in which Employer was engaged at any time during Employee’s employment with Employer.  This covenant shall not prohibit Employee from owning less than two percent of the securities of any competitor of Employer, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

  b.           Acknowledgments.  Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of Employer’s business operations and the nature of Employee’s position with Employer.  Employee also acknowledges that while employed by Employer, Employee will have access to information that would be valuable or useful to Employer’s competitors, and therefore acknowledges that the foregoing restrictions on Employee’s future employment and business activities are fair and reasonable.

  c.            Survival.  Employee’s obligations under this paragraph 8 shall survive the termination of Employee’s employment with Employer and the termination or expiration of this agreement and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Employee by Employer or any employee, agent or contractor of Employer.

  d.            Remedies.  Employee acknowledges that if Employee breaches any obligation under this paragraph 8, Employer may suffer harm. .

9.           Relationship Between this Agreement and Other Employer Publications.  In the event of any conflict between any term of this agreement and any Employer contract, policy, procedure, guideline or other publication, the terms of this agreement shall control.

10.         Term and Termination.

      a.            Term.  Employee’s employment shall at all times be at will.  Employee or Employer may terminate Employee’s employment at any time, with or without cause, and with or without prior notice, procedure or formality. This Agreement shall be effective for a period of one-year and shall automatically renew for successive one-year terms unless either party provides the other with notice of non-renewal at least 30 days prior to the end of the then current term.

  b.           Termination by Employer Without Cause.  Employer may in its sole discretion terminate Employee’s employment at any time without cause.  If Employer does so, following Employee’s execution of a legal release in a form satisfactory to Employer in its sole discretion and drafted so as to ensure a final, complete and enforceable release of all claims that Employee has or may have against Employer relating to or arising in any way from Employee’s employment with Employer and/or the termination thereof, and complete and continuing confidentiality of Employer’s proprietary information and trade secrets, the circumstances of Employee’s separation from Employer, and compensation received by Employee in connection with that separation, Employer shall pay Employee severance compensation equal to twelvemonths of Employee’s then current base salary.  Such severance compensation shall be payable in accordance with Employer’s customary pay schedules in equal bi-monthly installments, less customary or legally required withholdings, beginning in the month following the termination date.  If Employer terminates this agreement at any time without cause under this subparagraph, pays Employee all salary and vacation compensation earned and unpaid as of the termination date, and offers to pay Employee severance compensation in the amount and on the terms specified above, Employer’s acts in doing so shall be in complete accord and satisfaction of any claim that Employee has or may at any time have for compensation or payments of any kind from Employer arising from or relating in whole or part to Employee’s employment with Employer and/or this agreement.  Because this paragraph is intended to provide compensation to enable Employee to support himself in the event of Employee’s loss of employment under certain circumstances specified herein, Employee’s right to severance pay under this subparagraph shall not be triggered by the sale of all or a portion of Employer’s stock or assets, unless, pursuant to the terms of Section 1, such sale results in Employee’s loss of his then-current position and Employee is not offered a similar position with the surviving or successor entity on terms similar to those set forth in this agreement.

  c.            Termination by Employer for Cause.  Employer may terminate Employee’s employment effective immediately, with Employer only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination and without liability for severance compensation of any kind:  ; (i) if Employee is convicted of any felony involving dishonesty; discriminatory or harassing behavior that directly impacts Employee’s duties under this Agreement; (ii) for theft, conversion, embezzlement or misappropriation of funds or other assets of Employer or any of its subsidiaries or affiliates; (iii) intentional, grossly negligent or unlawful misconduct by Employee which causes harm to Employer or its subsidiaries; or (iv) for repeated failure to follow the reasonable directives of any supervisor.

  d.           Termination Upon Employee’s Death.  This Agreement and Employee’s employment with Employer shall terminate upon Employee’s death.  All stock options held by the Employee shall become fully vested.  Thereafter, Employer shall pay to Employee’s estate all compensation, fully earned, and benefits vested.

11.         Successors and Assigns.  Employer, its successors and assigns may in their sole discretion assign this agreement, with or without Employee’s consent, to any person or entity in connection with a change of control or other sale or disposition of all or substantially all of the stock or assets of Employer or any parent company thereof.  This agreement thereafter shall bind, and inure to the benefit of, Employer’s successor or assign.  Employee shall not assign either this agreement or any right or obligation arising thereunder.

12.         Miscellaneous.

  a.           Governing Law. This agreement, and all other disputes or issues arising from or relating in any way to Employer relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

  b.           Severability. If any court of competent jurisdiction declares any provision of this agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

  c.           Integration.  This agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in the preceding subparagraph, shall not be modified by word or deed, except in a writing signed by Employee and Employer’s Chairman of the Board.

  d.          Waiver. No provision of this agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

  e.          Construction. Headings in this agreement are for convenience only and shall not control the meaning of this agreement.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this agreement, and each has had a full opportunity to negotiate the agreement’s terms and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this agreement should be construed against the agreement’s drafter, and agree that this agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

   f.          Disputes. Any action arising from or relating any way to this agreement, or otherwise arising from or relating to Employee’s employment with Employer, shall be tried only in the state or federal courts situated in Denver, Colorado.  The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this agreement to be effective as of the date first above written.

Employee:

/s/ Edouard Garneau
Edouard Garneau
Employer:

Roomlinx Inc.

By:	/s/ Michael S. Wasik
Michael S. Wasik